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                                                                   Exhibit 5.1

                          DEPARTMENT OF THE TREASURY

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX 75242
                                       Employer Identification Number:
Date June 18, 1993                              38-1872178
                                       File Folder Number:
QUANEX CORPORATION                              760010379
C/O RICHARD P BOGATTO                  Person to Contact:
FULBRIGHT & JAWORSKI                         JILL RUTHERFORD
1301 MCKINNEY SUITE 5100               Contact Telephone Number:
HOUSTON, TX 77010-3095                         (214) 767-1204
                                       Plan Name:

                                       NICHOLS-HOMESHIELD  401K SAVINGS
                                         PLAN FOR DAVENPORT HOURLY EMPLOYEE
                                       Plan Number: 016


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on January 11, 1993.

     This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and demonstrations are considered an integral part of this letter.
Accordingly, YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.





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                                      -2-
QUANEX CORPORATION

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/  GARY O. BOOTH
                                    ------------------------
                                      Gary 0. Booth
                                      District Director

Enclosures:
Publication 794
PWBA 515
Addendum





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                                    - 3 -

QUANEX CORPORATION



     Effective January 1, 1993, all qualified plans must comply with Code section 401(a)(31). In general, section 401(a)(31) requires plans to permit participants to elect to have an eligible retirement distribution paid directly to an eligible retirement plan in a direct rollover. This requirement applies to distributions made on or after January 1, 1993, even if the plan is not amended to comply with the provisions until the last date allowed for making such amendments. Because you did not specifically ask that this issue be considered, the Service did not review this plan for compliance with section 401(a)(31). Accordingly, the scope of this determination letter does not extend to the plan's compliance with section 401(a)(31), and this determination letter may not be relied upon with respect to that issue. For more details, see Revenue Procedure 93-12, 1993-3 I.R.B. 14.